EXHIBIT 99.1

Steelcase Reports Second Quarter Results

Americas Posts Record Operating Results; Significant Progress Achieved in EMEA Modernization

GRAND RAPIDS, Mich., Sept. 23, 2015 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported second quarter revenue of $819.0 million and net income of $37.2 million, or diluted earnings per share of $0.30. Excluding restructuring costs, adjusted earnings were $0.35 per share. In the prior year, Steelcase reported $786.7 million of revenue, diluted earnings per share of $0.24 and adjusted earnings of $0.27 per share.

Organic revenue growth over the prior year was 7 percent after adjusting for approximately $29.6 million of unfavorable currency translation effects and the impact of a small acquisition, net of divestitures. All segments reported organic revenue growth, with 17 percent growth in EMEA, 6 percent growth in the Americas and 5 percent growth in the Other category. The strong growth in EMEA in the current quarter compares to an organic revenue decline in the prior year, which included a number of project orders with extended shipment dates and extended lead times associated with manufacturing disruptions.

Current quarter operating income of $60.1 million compares to operating income of $52.8 million in the prior year. Excluding restructuring costs, second quarter adjusted operating income of $71.4 million improved by $12.2 million compared to the prior year and was driven by strength in the Americas.

"Our adjusted operating margin reached a new 15 year high and was led by the Americas, which posted a margin of 15 percent in the second quarter," said Jim Keane, president and CEO. "This was a remarkable quarter for the Americas, as the full benefits of the long-term investments we made in the past to optimize our footprint combined with great performance by our people in sales, marketing and operations to deliver more value for our customers and capture more value for our shareholders."

Cost of sales was 66.9 percent of revenue in the current quarter, an improvement of 120 basis points compared to the prior year. In the Americas, cost of sales as a percentage of revenue improved 190 basis points over the prior year, largely driven by improvements in negotiated pricing, lower material, freight and distribution costs and benefits of other cost reduction efforts. In EMEA, cost of sales as a percentage of revenue increased by 290 basis points, driven largely by manufacturing and distribution issues which arose during the quarter and lower absorption of fixed costs due to a large project that was manufactured in the first half of the prior year and shipped thereafter. In addition to these items, disruption costs and inefficiencies associated with our manufacturing footprint changes in EMEA approximated $6 million in the second quarter and were slightly lower than in the prior year in constant currency.

"The manufacturing and distribution issues which arose this quarter related to inconsistent equipment reliability, power outages and a failed sprinkler system at our new facility in the Czech Republic and resulted in significant incremental costs and labor inefficiencies," said Dave Sylvester, senior vice president and CFO. "As of today, manufacturing is back on schedule and our distribution platforms have stabilized, but we expect additional costs in the third quarter as we assist our dealers in working through the backlog in their deliveries and installations caused by these issues."

Operating expenses as a percentage of revenue equaled 24.4 percent in the second quarter which was flat compared to the prior year. Operating expenses of $199.7 million represented an increase of $8.3 million compared to the prior year. Higher variable compensation expense and other operating expenses were partially offset by approximately $7 million of favorable currency translation effects.

Restructuring costs of $11.3 million in the current quarter included severance provisions related to the relocation of activities to the Learning + Innovation Center in Munich, Germany, and charges related to the manufacturing footprint changes in EMEA.

"Our second quarter results in EMEA reflect the successful completion of some aspects of our manufacturing transformation and extended disruption from others," said Dave Sylvester. "We expect disruption costs and inefficiencies to extend somewhat longer than previously projected and the savings to be delayed by a quarter or two. In addition, we expect to report an organic revenue decline in EMEA for the third quarter, compared to a strong prior year. As a result, we may incur adjusted operating losses in EMEA in the second half of fiscal 2016, compared to our previous target of achieving breakeven or better results for the same period."

Other income, net decreased by $1.0 million in the second quarter compared to the prior year, primarily due to higher foreign exchange losses in the current quarter.

The effective tax rate for the quarter was 36.4 percent compared to 41.5 percent in the prior year, reflecting the impact of implementing a new transfer pricing model in EMEA during the fourth quarter of fiscal 2015.

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $368 million and total debt was $281 million at the end of the second quarter.

The Board of Directors has declared a cash dividend of $0.1125 per share, to be paid on or before October 15, 2015 to shareholders of record as of October 5, 2015.

Outlook

In the Americas, second quarter orders increased 4 percent organically compared to the prior year, and reflected fewer requests for extended delivery dates compared to the past three quarters.  As a result, order backlog in the Americas at the end of the second quarter was approximately 11 percent lower compared to the end of the first quarter and 7 percent higher compared to the prior year. EMEA second quarter orders declined 7 percent on an organic basis compared to a strong prior year, which grew by 10 percent and reflected a strong ending backlog. As a result, the company expects third quarter fiscal 2016 revenue to be in the range of $800 to $820 million, which reflects expected organic revenue growth of 3 to 5 percent over the prior year. The company reported revenue of $800.0 million in the third quarter of fiscal 2015.

Steelcase expects to report diluted earnings of between $0.29 to $0.33 per share for the third quarter of fiscal 2016. This estimate includes approximately $0.02 per share of restructuring costs relating to previously announced restructuring projects. Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.31 to $0.35 per share. These estimates also include approximately $5 million of expected disruption costs and inefficiencies associated with the manufacturing footprint changes in EMEA and reflect the anticipated stabilization of our manufacturing and distribution performance in EMEA. Steelcase reported diluted earnings per share of $0.09 and adjusted earnings per share of $0.29 in the third quarter of fiscal 2015.

"We are making important progress in the modernization of our EMEA business model, and as the footprint changes approach completion, we can turn our focus towards continuous improvement efforts to drive higher levels of performance," said Jim Keane. "We are seeing strong demand for our newest products launched in EMEA, and our investments in the new Learning + Innovation Center in Munich will help us build on that momentum."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 28,	August 29,	%	August 28,	August 29,	%
	2015	2014	Change	2015	2014	Change

Revenue
Americas (1)	$ 615.5	$ 580.3	6.1%	$ 1,135.2	$ 1,086.6	4.5%
EMEA (2)	128.1	131.1	(2.3)%	248.0	278.7	(11.0)%
Other (3)	75.4	75.3	0.1%	141.3	144.5	(2.2)%
Consolidated revenue	$ 819.0	$ 786.7	4.1%	$ 1,524.5	$ 1,509.8	1.0%

Operating income (loss)
Americas	$ 91.7	$ 80.1		$ 145.8	$ 133.3
EMEA	(24.9)	(21.7)		(38.4)	(29.4)
Other	3.4	3.4		4.3	3.4
Corporate (4)	(10.1)	(9.0)		(18.1)	(18.1)
Consolidated operating income	$ 60.1	$ 52.8		$ 93.6	$ 89.2

Operating income percent	7.3%	6.7%		6.1%	5.9%

Revenue mix
Americas (1)	75.2%	73.7%		74.5%	72.0%
EMEA (2)	15.6%	16.7%		16.2%	18.4%
Other (3)	9.2%	9.6%		9.3%	9.6%

Business Segment Footnotes
1. The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate costs include unallocated portions of shared service functions, such as information technology, human resources, finance, executive, corporate facilities, legal and research, plus deferred compensation expense and income or losses associated with COLI.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q2 2016 vs. Q2 2015
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2015 revenue	$ 786.7	$ 580.3	$ 131.1	$ 75.3
Divestitures	(0.7)	—	(0.7)	—
Currency translation effects*	(29.6)	(5.1)	(20.9)	(3.6)
Q2 2015 revenue, adjusted	756.4	575.2	109.5	71.7

Q2 2016 revenue	819.0	615.5	128.1	75.4
Acquisition	(7.0)	(7.0)	—	—
Q2 2016 revenue, adjusted	$ 812.0	$ 608.5	$ 128.1	$ 75.4
Organic growth $	$ 55.6	$ 33.3	$ 18.6	$ 3.7
Organic growth %	7%	6%	17%	5%

* Currency translation effects represent the estimated net effect of translating Q2 2015 foreign currency revenues using the average exchange rates during Q2 2016.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2016 vs. Q3 2015
	Steelcase Inc.

Q3 2015 revenue	$ 800.0
Currency translation effects*	(25.4)
Divestitures	(1.1)
Q3 2015 revenue, adjusted	773.5

Q3 2016 revenue, projected	800 - 820
Acquisition	(5.8)
Q3 2016 projected revenue, adjusted	794 - 814
Organic growth $	21 - 41
Organic growth %	3% - 5%

* Currency translation effects represent the estimated net effect of translating Q3 2015 foreign currency revenues using the exchange rates at the end of Q2 2016.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	August 28,	August 29,
	2015	2014

Diluted earnings per share	$ 0.30	$ 0.24
Restructuring costs per share, net of tax	0.05	0.03
Diluted earnings per share, adjusted	$ 0.35	$ 0.27

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 27, 2015	November 28,
	(Projected)	2014

Diluted earnings per share	$ 0.29 - 0.33	$ 0.09
Restructuring costs per share, net of tax	0.02	0.20
Diluted earnings per share, adjusted	$ 0.31 - 0.35	$ 0.29

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28,		August 29,		August 28,		August 29,
	2015		2014		2015		2014
Revenue	$ 819.0	100.0%	$ 786.7	100.0%	$ 1,524.5	100.0%	$ 1,509.8	100.0%
Cost of sales	547.9	66.9	536.1	68.1	1,032.9	67.8	1,040.6	68.9
Restructuring costs (benefits)	4.3	0.5	6.2	0.8	8.2	0.5	(4.3)	(0.3)
Gross profit	266.8	32.6	244.4	31.1	483.4	31.7	473.5	31.4
Operating expenses	199.7	24.4	191.4	24.4	384.8	25.2	383.3	25.4
Restructuring costs	7.0	0.9	0.2	—	5.0	0.4	1.0	0.1
Operating income	$ 60.1	7.3%	$ 52.8	6.7%	$ 93.6	6.1%	$ 89.2	5.9%
Interest expense	(4.3)	(0.5)	(4.4)	(0.6)	(8.8)	(0.6)	(8.8)	(0.6)
Investment income	0.5	0.1	0.5	0.1	0.9	0.1	0.9	0.1
Other income, net	2.2	0.2	3.2	0.4	4.3	0.3	6.7	0.4
Income before income tax expense	58.5	7.1	52.1	6.6	90.0	5.9	88.0	5.8
Income tax expense	21.3	2.6	21.6	2.7	32.8	2.1	36.5	2.4
Net income	$ 37.2	4.5%	$ 30.5	3.9%	$ 57.2	3.8%	$ 51.5	3.4%

Operating income	$ 60.1	7.3%	$ 52.8	6.7%	$ 93.6	6.1%	$ 89.2	5.9%
Add: restructuring costs (benefits)	11.3	1.4	6.4	0.8	13.2	0.9	(3.3)	(0.2)
Adjusted operating income	$ 71.4	8.7%	$ 59.2	7.5%	$ 106.8	7.0%	$ 85.9	5.7%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28,		August 29,		August 28,		August 29,
	2015		2014		2015		2014
Revenue	$ 615.5	100.0%	$ 580.3	100.0%	$ 1,135.2	100.0%	$ 1,086.6	100.0%
Cost of sales	391.7	63.7	380.7	65.6	738.0	65.0	726.6	66.9
Restructuring costs (benefits)	0.7	0.1	0.7	0.1	1.5	0.1	(10.9)	(1.0)
Gross profit	223.1	36.2	198.9	34.3	395.7	34.9	370.9	34.1
Operating expenses	131.4	21.3	118.8	20.5	252.7	22.3	237.6	21.8
Restructuring benefits	—	—	—	—	(2.8)	(0.2)	—	—
Operating income	$ 91.7	14.9%	$ 80.1	13.8%	$ 145.8	12.8%	$ 133.3	12.3%
Add: restructuring costs (benefits)	0.7	0.1	0.7	0.1	(1.3)	(0.1)	(10.9)	(1.0)
Adjusted operating income	$ 92.4	15.0%	$ 80.8	13.9%	$ 144.5	12.7%	$ 122.4	11.3%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28,		August 29,		August 28,		August 29,
	2015		2014		2015		2014
Revenue	$ 128.1	100.0%	$ 131.1	100.0%	$ 248.0	100.0%	$ 278.7	100.0%
Cost of sales	106.6	83.2	105.3	80.3	201.7	81.3	217.0	77.9
Restructuring costs	3.6	2.8	5.5	4.2	6.7	2.7	6.6	2.3
Gross profit	17.9	14.0	20.3	15.5	39.6	16.0	55.1	19.8
Operating expenses	35.8	28.0	41.8	31.9	70.2	28.3	83.5	29.9
Restructuring costs	7.0	5.5	0.2	0.2	7.8	3.1	1.0	0.4
Operating loss	$ (24.9)	(19.5)%	$ (21.7)	(16.6)%	$ (38.4)	(15.4)%	$ (29.4)	(10.5)%
Add: restructuring costs	10.6	8.3	5.7	4.4	14.5	5.8	7.6	2.7
Adjusted operating loss	$ (14.3)	(11.2)%	$ (16.0)	(12.2)%	$ (23.9)	(9.6)%	$ (21.8)	(7.8)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28,		August 29,		August 28,		August 29,
	2015		2014		2015		2014
Revenue	$ 75.4	100.0%	$ 75.3	100.0%	$ 141.3	100.0%	$ 144.5	100.0%
Cost of sales	49.6	65.8	50.1	66.5	93.2	66.0	97.0	67.1
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	25.8	34.2	25.2	33.5	48.1	34.0	47.5	32.9
Operating expenses	22.4	29.7	21.8	29.0	43.8	31.0	44.1	30.5
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$ 3.4	4.5%	$ 3.4	4.5%	$ 4.3	3.0%	$ 3.4	2.4%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$ 3.4	4.5%	$ 3.4	4.5%	$ 4.3	3.0%	$ 3.4	2.4%

Corporate
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 28,		August 29,		August 28,		August 29,
	2015		2014		2015		2014
Operating loss	$ (10.1)		$ (9.0)		$ (18.1)		$ (18.1)
Add: restructuring costs	—		—		—		—
Adjusted operating loss	$ (10.1)		$ (9.0)		$ (18.1)		$ (18.1)

Webcast

Steelcase will discuss second quarter results and business outlook on a conference call and webcast at 10:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth, which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits), net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2015 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 28,	August 29,	August 28,	August 29,
	2015	2014	2015	2014
Revenue	$ 819.0	$ 786.7	$ 1,524.5	$ 1,509.8
Cost of sales	547.9	536.1	1,032.9	1,040.6
Restructuring costs (benefits)	4.3	6.2	8.2	(4.3)
Gross profit	266.8	244.4	483.4	473.5
Operating expenses	199.7	191.4	384.8	383.3
Restructuring costs	7.0	0.2	5.0	1.0
Operating income	60.1	52.8	93.6	89.2
Interest expense	(4.3)	(4.4)	(8.8)	(8.8)
Investment income	0.5	0.5	0.9	0.9
Other income, net	2.2	3.2	4.3	6.7
Income before income tax expense	58.5	52.1	90.0	88.0
Income tax expense	21.3	21.6	32.8	36.5
Net income	$ 37.2	$ 30.5	$ 57.2	$ 51.5

Earnings per share:
Basic	$ 0.30	$ 0.24	$ 0.46	$ 0.41
Diluted	$ 0.30	$ 0.24	$ 0.45	$ 0.41
Weighted average shares outstanding - basic	124.8	124.8	124.6	125.0
Weighted average shares outstanding - diluted	125.9	126.0	125.7	126.3

Dividends declared and paid per common share	$ 0.1125	$ 0.1050	$ 0.2250	$ 0.2100

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 28,	February 27,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$ 161.4	$ 176.5
Short-term investments	45.9	68.3
Accounts receivable, net	368.9	325.6
Inventories	176.8	166.2
Deferred income taxes	40.0	46.4
Prepaid expenses	22.8	16.5
Other current assets	44.5	55.5
Total current assets	860.3	855.0

Property, plant and equipment, net	403.6	389.5
Company-owned life insurance ("COLI")	160.8	159.5
Deferred income taxes	94.5	100.1
Goodwill	106.7	107.2
Other intangible assets, net	14.7	14.7
Investments in unconsolidated affiliates	59.2	59.1
Other assets	34.6	34.5
Total assets	$ 1,734.4	$ 1,719.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 227.5	$ 215.0
Short-term borrowings and current portion of long-term debt	2.5	2.5
Accrued expenses:
Employee compensation	128.2	151.9
Employee benefit plan obligations	23.2	29.4
Customer deposits	33.2	25.1
Product warranties	25.3	22.4
Other	108.7	99.0
Total current liabilities	548.6	545.3

Long-term liabilities:
Long-term debt less current maturities	278.8	279.6
Employee benefit plan obligations	155.2	158.2
Other long-term liabilities	62.8	72.7
Total long-term liabilities	496.8	510.5
Total liabilities	1,045.4	1,055.8

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	11.4	5.0
Accumulated other comprehensive loss	(38.7)	(29.4)
Retained earnings	716.3	688.2
Total shareholders' equity	689.0	663.8
Total liabilities and shareholders' equity	$ 1,734.4	$ 1,719.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 28,	August 29,
	2015	2014
OPERATING ACTIVITIES
Net income	$ 57.2	$ 51.5
Depreciation and amortization	32.6	29.3
Deferred income taxes	13.3	18.1
Non-cash restructuring costs (benefits)	13.2	(3.3)
Non-cash stock compensation	14.2	12.6
Equity in income of unconsolidated affiliates	(6.6)	(7.4)
Dividends received from unconsolidated affiliates	6.6	5.4
Other	(1.0)	(3.5)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(40.2)	(43.2)
Inventories	(9.4)	(32.5)
Assets related to derivative instruments	22.9	(4.7)
Other assets	(20.3)	(10.4)
Accounts payable	12.4	32.2
Employee compensation liabilities	(41.1)	(54.5)
Employee benefit obligations	(12.4)	(9.4)
Accrued expenses and other liabilities	12.3	3.6
Net cash provided by (used in) operating activities	53.7	(16.2)

INVESTING ACTIVITIES
Capital expenditures	(47.4)	(44.3)
Proceeds from disposal of fixed assets	4.2	19.1
Purchases of investments	(14.8)	(58.6)
Liquidations of investments	37.1	105.1
Acquisitions, net of cash acquired	(6.9)	—
Other	0.3	11.0
Net cash provided by (used in) investing activities	(27.5)	32.3

FINANCING ACTIVITIES
Dividends paid	(29.1)	(26.6)
Common stock repurchases	(11.9)	(34.3)
Excess tax benefit from vesting of stock awards	3.0	0.2
Repayments of long-term debt	(1.2)	(1.2)
Net cash used in financing activities	(39.2)	(61.9)

Effect of exchange rate changes on cash and cash equivalents	(2.1)	(0.3)

Net decrease in cash and cash equivalents	(15.1)	(46.1)
Cash and cash equivalents, beginning of period	176.5	201.8
Cash and cash equivalents, end of period	$ 161.4	$ 155.7
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Corporate Communications
         (616) 262 - 3091